                                                                       EXHIBIT D
                                                               FILE NO. 70-10299

RELATED PARTY TRANSACTIONS -- CERC

     The following table summarizes receivables from, or payables to, CenterPoint Energy or its subsidiaries:

                                                                             DECEMBER   SEPTEMBER
                                                                             31, 2004    30, 2005
                                                                             --------   ---------
                                                                                 (IN MILLIONS)
Accounts receivable from affiliates ......................................     $  4       $ 11
Accounts payable to affiliates ...........................................      (34)       (28)
Notes receivable from affiliates(1) ......................................       42          4
                                                                               ----       ----
   Accounts and notes receivable/(payable) -- affiliated companies, net ..     $ 12       $(13)
                                                                               ====       ====

Long-term accounts receivable from affiliates ............................     $ 64       $ 64
Long-term accounts payable to affiliates .................................      (45)       (48)
Long-term notes payable to affiliates ....................................       (1)        --
                                                                               ----       ----
   Long-term accounts and notes receivable -- affiliated companies, net ..     $ 18       $ 16
                                                                               ====       ====

----------
(1)  Represents money pool investments.

     For the three months ended September 30, 2004 and 2005, CERC had net interest income related to affiliate borrowings of $2.9 million and $0.9 million, respectively. For the nine months ended September 30, 2004 and 2005, CERC had net interest income related to affiliate borrowings of $7.0 million and $3.5 million, respectively.

     The 1935 Act generally prohibits borrowings by CenterPoint Energy from its subsidiaries, including CERC, either through the money pool or otherwise.

     For the three and nine months ended September 30, 2004, the sales and services provided by CERC to Texas Genco Holdings, Inc. (Texas Genco), a former subsidiary of CenterPoint Energy, totaled $3 million and $20 million, respectively. For the three and nine months ended September 30, 2005, CERC provided no sales or services to CenterPoint Energy or its subsidiaries.

     CenterPoint Energy provides some corporate services to CERC. The costs of services have been directly charged to CERC using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating margins, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had CERC not been an affiliate. Amounts charged to CERC for these services were $29 million and $33 million for the three months ended September 30, 2004 and 2005, respectively, and $84 million and $93 million for the nine months ended September 30, 2004 and 2005, respectively, and are included primarily in operation and maintenance expenses.

     Pursuant to the tax sharing agreement with CenterPoint Energy, CERC received an allocation of CenterPoint Energy's tax benefits totaling $5 million and $60 million for the three and nine months ended September 30, 2005, respectively, which was recorded as an increase to additional paid-in capital.

     In the second quarter of 2005, CERC paid a dividend of $100 million to Utility Holding, LLC, CERC's parent.

                                                                       EXHIBIT D
                                                               FILE NO. 70-10299

RELATED PARTY TRANSACTIONS AND MAJOR CUSTOMERS -- CEHE

     Related Party Transactions. The following table summarizes receivables from, or payables to, CenterPoint Energy or its subsidiaries:

                                                                   DECEMBER   SEPTEMBER
                                                                   31, 2004    30, 2005
                                                                   --------   ---------
                                                                       (IN MILLIONS)
Accounts receivable from affiliates ............................    $  17       $   9
Accounts payable to affiliates .................................      (32)        (44)
Notes receivable -- affiliated companies (1) ...................       73          76
                                                                    -----       -----
   Accounts and notes receivable -- affiliated companies, net ..    $  58       $  41
                                                                    =====       =====
Long-term notes receivable -- affiliated companies .............    $ 815       $ 815
                                                                    =====       =====
Long-term notes payable -- affiliated companies ................    $(151)      $(151)
                                                                    =====       =====
Long-term accounts payable -- affiliated companies .............    $(303)      $(303)
                                                                    =====       =====

----------
(2)  Represents money pool borrowings and investments.

     For the three months ended September 30, 2004 and 2005, CEHE had net interest income related to affiliate borrowings of $5 million and $11 million, respectively, and $11 million and $29 million for the nine months ended September 30, 2004 and 2005, respectively.

     The 1935 Act generally prohibits borrowings by CenterPoint Energy from its subsidiaries, including CEHE, either through the money pool or otherwise.

     CenterPoint Energy provides some corporate services to CEHE. The costs of services have been charged directly to CEHE using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment and proportionate corporate formulas based on assets, operating margins, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had CEHE not been an affiliate. Amounts charged to CEHE for these services were $26 million and $30 million for the three months ended September 30, 2004 and 2005, respectively, and $75 million and $84 million for the nine months ended September 30, 2004 and 2005, respectively, and are included primarily in operation and maintenance expenses.

     Pursuant to the tax sharing agreement with CenterPoint Energy, CEHE received an allocation of CenterPoint Energy's tax benefits of $26 million and $33 million for the three and nine months ended September 30, 2005, respectively, which was recorded as an increase to additional paid-in capital.

     Major Customers. During the three months ended September 30, 2004 and 2005, revenues derived from energy delivery charges provided by CEHE to a subsidiary of RRI totaled $265 million and $249 million, respectively, and $666 million and $615 million during the nine months ended September 30, 2004 and 2005, respectively.